ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (“Agreement”), dated as of the 10th day of February 2021 (the “Effective Date”), is made by and between BERGIO INTERNATIONAL, INC., a publicly traded Wyoming corporation (“BRGO”), APHRODITE’S MARKETING, INC., a corporation organized under the laws of Wyoming, which is a wholly-owned subsidiary of BRGO (the “Purchaser” or “Acquisition Sub”), and DIGITAL AGE BUSINESS, INC., a corporation organized under the laws of Florida (the “Seller”), and the Seller’s Shareholders (the “Selling Shareholders”).

RECITALS:

WHEREAS, BRGO formed the Purchaser as a wholly-owned subsidiary in Wyoming (the “Acquisition Sub”), with the intention that the Acquisition Sub will acquire all of the assets used in the operation of the business of Aphrodites.com from the Seller, set forth in Schedule “A” herein, (the “Acquired Assets”), subject to Acquisition Sub assuming the liabilities related to the operation of the business of Aphrodite’s (the “Assumed Liabilities”), as listed on Schedule “B” herein  (the “Acquisition”).

WHEREAS, as consideration for the purchase of the Acquired Assets, BRGO has agreed to issue to the Selling Shareholders 30 shares of Series B Preferred Stock of BRGO which shall contain anti-dilution clauses and, collectively, shall be convertible at Shareholders’ option, at any time, in whole or in part, into that number of shares of common stock of BRGO which shall equal Thirty Percent (30%) of the total issued and outstanding common stock of BRGO (as determined at the earlier of (i) the date of conversion of the Series B Preferred Stock; and (ii) eighteen (18) months following the Closing). The Certificate of Designation for the Series B Preferred Stock is set forth in Schedule “C” herein.

WHEREAS, as additional consideration for the purchase of the Acquired Assets, BRGO has also agreed to transfer to the Selling Shareholders 49,000 of the 100,000 authorized shares of the Acquisition Sub, such that upon the Closing Date, 51% of the Acquisition Sub shall be owned by BRGO, and 49% of the Acquisition Sub shall be owned by the Selling Shareholders.

WHEREAS, the Acquisition Sub is expected to meet the adjusted financial projections as set forth on Schedule “D” herein, in order to earn additional Series B Preferred shares, which if earned, shall entitle the Selling Shareholders to earn up to 19 additional shares (the “Additional Shares”) of Series B Preferred Shares, which, including the 30 shares of Series B Preferred Stock issued at Closing, shall together convert up to a maximum of 49% of BRGO’s then-issued and outstanding shares, with the Additional Shares being subject to a two-year vesting period from the date of issuance, based upon additional revenues of Acquisition Sub, as set forth on Schedule “E” herein.

WHEREAS, Jonathan Foltz and certain other key employees of Acquisition Sub shall receive employment agreements from Acquisition Sub with respect to their continued employment (the “Employment Agreements”) (which will allow such key employees to participate in any employee stock ownership plan (“ESOP”) as offered to other BRGO subsidiary employees from time to time) to make certain that current personnel operating the business of Aphrodites.com shall remain in place for all departments of the business of Aphrodite’s post-Closing of the Acquisition; provided that no such key employees will become an executive officer or director of BRGO; and provided further, that Jonathan Foltz will attend monthly budget meetings with Berge Abajian and Melissa Robinson, either personally or by conference call or similar method, and that Mr. Foltz will receive notice in advance of any meeting of the Board of Directors of either BRGO or Acquisition Sub, and shall be entitled to be an observer at all such meetings, and shall receive copies of all proceedings and consents of both Boards of Directors. The names of all such key employees are set forth herein on Schedule “F” along with their respective addresses, titles, job descriptions and salaries.

WHEREAS, the Parties have agreed that Acquisition Sub shall be provided with certain financing, both before and after the Closing Date of this Acquisition, as set forth in detail in Section 2.2.1 herein.

NOW, THEREFORE, in consideration of the foregoing Recitals, and the covenants, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1  Definitions.  In addition to as otherwise defined herein, for all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Additional Financing” has the meaning set forth in Section 2.2.1.

“Accredited Investor” has the meaning set forth in Rule 501 under the Securities Act.

“Acquired Assets” has the meaning set forth in the preamble, and includes those assets set forth on Schedule A.

“Acquisition” means the purchase from the Seller by the Purchaser of the Acquired Assets and Assumed Liabilities used in the operation of Aphrodites.com, as set forth on Schedule A and Schedule B.

“Acquisition Sub” means Aphrodite’s Marketing, Inc., a Wyoming corporation formed by BRGO immediately prior to the Acquisition for the purchase of the Acquired Assets.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Assumed Liabilities” has the meaning set forth in the preamble, and includes those liabilities set forth on Schedule B.

“Agreement” has the meaning set forth in the preamble.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“BRGO Transaction Documents” shall mean the Securities Purchase Agreement, Convertible Promissory Note, Warrant, Guaranty, Security Agreement and Registration Rights Agreement to be entered into by BRGO as set forth in Section 2.2.1 related to BRGO providing the Initial Financing to Acquisition Sub.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Conditions Precedent” means the conditions which must be satisfied or waived prior to closing set forth in Article VIII of this Agreement.

“Contract” means any written or oral contract, lease, license, indenture, note, bond, arrangement, understanding, permit, concession, franchise, instrument or other agreement.

“Damages” has the meaning set forth in Section 10.2.

“Disclosing Party” has the meaning as set forth in Section 11.2(b).

“Effective Date” has the meaning set forth in the preamble.

“Equipment” has the meaning set forth in Schedule I (l)(vii).

“Equity Conditions” as referred to in Section 2.2.1 means, during the period in question, (a) BRGO has timely filed (or obtained extensions in respect thereof and filed within the applicable grace period) all reports required to be filed by BRGO after the date hereof pursuant to the Exchange Act (b) [reserved], (c) BRGO’s Common Stock must be DWAC Eligible and not subject to a “DTC chill,” (d) on any date that BRGO desires to make a payment of interest and/or principal in shares of Common Stock instead of cash, BRGO’s Common Stock has closed at or above $0.001 per share on the Trading Market with respect to the Trading Day immediately prior to any date on which interest or principal is to be paid, (e) unless otherwise waived, the Required Minimum Reserve as set forth in the BRGO Note or the BRGO Transaction Documents, and (f) the BRGO Note and/or the Conversion Shares are registered under the Securities Act pursuant to an effective registration statement filed by BRGO under the Registration Rights Agreement.

“ESOP” means any employee stock ownership plan which is offered to employees of BRGO or any of its subsidiaries from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same will then be in effect.

“First Refusal Right” has the meaning set forth in Section 3.1.

“First Refusal Right Period” has the meaning set forth in Section 3.1.

“GAAP” means, with respect to any Person, generally accepted accounting principles in the U.S. applied on a consistent basis with such Person’s past practices.

“Governmental Authority” means any domestic or foreign, federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body.

“Indemnified Party” has the meaning set forth in Section 10.4(a).

“Indemnifying Party” has the meaning set forth in Section 10.4(a).

“Initial Financing” has the meaning set forth in Section 2.2.1.

“Intellectual Property” means all intellectual property relating to the operation of Aphrodites.com, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

“Issued Shares” means 49,000 shares of Acquisition Sub’s common stock, which shall be transferred from BRGO to the Selling Shareholders and 30 shares of Series B Preferred Stock in BRGO, which shall be issued by BRGO to the Selling Shareholders at Closing, as set forth in Section 2.1, in accordance with the list of Selling Shareholders attached hereto as Schedule “I”.

“Knowledge” shall mean, except as otherwise explicitly provided herein, actual knowledge after reasonable investigation.  The Purchaser shall be deemed to have “Knowledge” of a matter if any of its officers, directors or employees has Knowledge of such matter.

“Law” means all U.S. or non-U.S. international, national, federal, provincial state or local treaty, law, rule, regulation, order, decree, judgment, code, ordinance, common law or custom with the force of law.

“Legal Proceeding” means any pending or threatened claim action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the business, financial condition, operations, results of operations, assets, customer, supplier or employee relations or future prospects of such Person.

“Most Recent Fiscal Year End” means December 31, 2020.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority or regulatory body.

“Organizational Documents” means with respect to any entity, such entity’s Articles of Incorporation, Bylaws, Shareholder Agreement, or any other agreement governing the operations of such entity or the rights and obligations of its shareholders, members, partners, directors, officers, or managers.

“Party” and “Parties” include all of the signers of the Acquisition Agreement (BRGO, the Purchaser, the Sellers and the Selling Shareholders) as set forth in the preamble.

“Person” means all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures, unincorporated associations, and other entities, governments, agencies and political subdivisions.

“Principal Market” means the OTC Markets.

“Providing Party” has the meaning as set forth in Section 11.2(b).

“Purchaser” has the meaning set forth in the recitals.

“Registration Statements” has the meaning set forth in Section 5.11(b).

“Representative” means any Person’s shareholders, members, partners, directors, officers, managers, employees, contractors, and agents.

“SEC” means the U.S. Securities and Exchange Commission, or any successor agency thereto.

“SEC Reports” has the meaning set forth in Section 5.11(a).

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will be in effect at the time.

“Seller” has the meaning set forth in the preamble.

“Selling Shareholders” means the persons set forth in Schedule “I,” and includes Jonathan Foltz, the Majority Shareholder of Digital Age Business, Inc., whose signatures are  set forth below.

“Tax” or “Taxes” means all taxes, assessments, duties, levies or other charge imposed by any Governmental Authority of any kind whatsoever together with any interest, penalties, fines or additions thereto and any liability for payment of taxes whether as a result of (i) being a member of an affiliated, consolidated, combined, unitary or similar group for any period, (ii) any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any Person, (iii) being liable for another Person’s taxes as a transferee or successor otherwise for any period, or (iv) operation of Law.

“Tax Return” means all returns, declarations, reports, estimates, statements, forms and other documents filed with or supplied to or required to be provided to a Governmental Authority with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 10.4(a).

“Transaction Documents” means, collectively, this Agreement and all agreements, certificates, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement.

“Transfer Restrictions” has the meaning as set forth in Article 3.

“U.S.” means the United States of America.

“Vesting Period” has the meaning set forth in Section 3.1.

ARTICLE 2

ACQUISITION OF ASSETS; ASSUMPTION OF LIABILITIES

Section 2.1  Purchase and Sale of Assets, Consideration, Issued Shares  At the Closing, upon the satisfaction or waiver of all conditions precedent: (a) the Seller shall sell, transfer, convey, assign and deliver the Acquired Assets to the Purchaser, subject to the Assumed Liabilities, and in exchange (b)  BRGO shall transfer 49,000 shares of the Acquisition Sub’s common stock to the Selling Shareholders, and BRGO shall issue 30 Shares of Series B Preferred Stock to the Selling Shareholders (together, the “Issued Shares”).  Seller’s delivery to Purchaser of all right, title and interest in and to the Acquired Assets, shall be deemed to occur at and as of the Closing. Certificates will not be issued for the Issued Shares, which shall be held in Book Entry format, and BRGO’s filing of an 8-K evidencing the issuance or transfer of the Issued Shares to the Selling Shareholders, shall document such issuance or transfer, without the need of any further act by any Party. Notwithstanding the foregoing, at Purchaser’s request, Sellers shall promptly execute one or more further agreements to the extent Purchaser deems such execution necessary or appropriate to effectuate the intent of this Agreement.

Section 2.2  Closing.  The transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held remotely, by an exchange of counter-signed documents, at a time and date to be specified by the Parties, which shall be no later than second (2nd) Business Day following the satisfaction or waiver of the Conditions Precedent, or at such other location, date and time as Purchaser and Seller shall mutually agree.  The date and time of the Closing is referred to herein as the “Closing Date.”

Section 2.2.1  Financing.  As further consideration for the Acquisition, BRGO has agreed to provide Acquisition Sub with certain financing, as follows (a) upon the signing of the Letter of Intent that preceded this Acquisition Agreement, BRGO provided loans to Jonathan Foltz for the benefit of Aphrodites.com in the amounts of $50,000 on January 22, 2021, $35,000 on January 27, 2021, and $50,000 on February 5, 2021, which were used to pay some of the most pressing of Aphrodite’s Liabilities of as evidenced by the three promissory notes set forth on Schedule “H” herein (b) and upon the signing of this Acquisition Agreement, BRGO or its investors will provide equity financing of $615,000 for the benefit of Acquisition Sub, (for which BRGO shall enter into a certain Securities Purchase Agreement, Convertible Promissory Note, Warrant, Guaranty, Security Agreement and Registration Rights Agreement (together, the “BRGO Transaction Documents”), all of which are subject to the Equity Conditions as defined above) (the “Initial Financing”) which will be used to pay for (i) partial extinguishing the Assumed Liabilities set forth in Schedule “B” hereto, and (ii) expenses in connection with the Acquisition and the Audit of Acquisition Sub;  (c) and following the Closing of the Acquisition, BRGO will facilitate a second equity financing for the benefit of the Acquisition Sub in the amount of an additional $750,000, which shall take place following the effective date of BRGO’s new S-1 Registration Statement (the “Second Financing”), and such funds shall be utilized, in part, to pay for (i) extinguishing the Assumed Liabilities set forth in Schedule “B” hereto, and (ii) the expenses incurred in connection with the Acquisition and the Audit of Acquisition Sub and (d) following the Closing, BRGO will raise an additional $3,500,000, the proceeds of which will be used for the Acquisition Sub, by the sale of shares of common stock of BRGO, pursuant to an S-1 Registration Statement (the “Additional Financing”). It is anticipated that the Additional Financing will be consummated in tranches over the twelve (12) months following the Closing; provided that the first tranche of the Additional Financing will be at least $750,000, and will be provided to the Acquisition Sub within 60 days after BRGO’s new S-1 Registration Statement is declared effective by the SEC.  As noted on Schedule D and Schedule E herein, the foregoing financing, (including the loans shown on Schedule H, the Initial Financing, the Second Financing and the Additional Financing) totals $5,000,000, and any financing provided to Acquisition Sub, which exceeds the $5,000,000 total detailed in this Section 2.2.1 herein, shall be added to the Gross Revenue benchmarks set forth on Schedule D and Schedule E herein.

Section 2.2.2  Southridge.  At the Closing, Southridge (or its affiliates as directed by Southridge) shall receive shares of BRGO’s newly created Series C Preferred Stock which, collectively, shall be convertible into that number of shares of common stock of the Company which shall equal five percent (5%) of the total issued and outstanding common stock of BRGO (as determined at the earlier of: (i) the date of conversion of the Series C Preferred Stock; and (ii)

eighteen (18) months following the Closing).  The Certificate of Designation for the Series C Preferred share is set forth on Schedule “G” herein.

ARTICLE 3

SHARE TRANSFER RESTRICTIONS

Seller and the Selling Shareholders acknowledge their understanding that the Issued Shares and Additional Shares shall be subject to the following restrictions affecting the transfer of the Issued Shares and Additional Shares (the “Transfer Restrictions”):

Section 3.1  First Refusal Right.  At the Closing, the Selling Shareholders shall grant to BRGO the right of first refusal (the “First Refusal Right”) to purchase (a) the Selling Shareholders’ 49,000 shares of Acquisition Sub and (b) the Initial Shares,  and (c) any such Additional Shares owned by the Selling Shareholders for cash.  For clarification, First Refusal Right means if and when the Selling Shareholders receive a bona fide offer to purchase all or part of Selling Shareholders’ 49,000 shares of Acquisition Sub, and/or the Selling Shareholders’ 30 shares of Series B Preferred Stock, and/or any Additional Shares of Series B Preferred Stock awarded to the Selling Shareholders pursuant to the performance benchmarks detailed in Schedule “D” herein  during the First Refusal Right Period, BRGO shall have 120 days to match or exceed the terms of the bona fide offer. The First Refusal Right may be exercised by BRGO at any time during the period beginning on the date of the Closing and ending on the date which is eighteen (18) months following such date (“First Refusal Right Period”).  The aggregate cash price for the Selling Shareholders’ 49% ownership of the Acquisition Sub shall equal the average of three (3) independent valuations of the Acquisition Sub as of the date when the Company notifies the Selling Shareholders of its intent to exercise the First Refusal Right, each of which shall be undertaken by an independent valuation firm multiplied by 49%.

Section 3.1  Section 3.2  Vesting Period.  The Additional Shares shall be subject to a twenty-four (24) month vesting period (the “Vesting Period”).  From the Closing Date, until the date that is twenty-four (24) months after the Closing Date, the Selling Shareholders shall not liquidate, nor shall the Selling Shareholders distribute, sell, allocate, transfer or convey the Additional Shares to any party, except in accordance with terms that may be in a bona fide offer received by one of the Selling Shareholders (which BRGO elects not to match or exceed during the First Refusal Right Period), as described in Section 3.1, and BRGO consents to allow the sale of unvested Additional Shares from one of the Selling Shareholders to another  of the Selling Shareholders.

Section 3.3  Additional Transfer Restrictions During the First Refusal Right Period and Vesting Period.  In order to ensure that the Selling Shareholders’ 49,000 shares of Acquisition Sub, the Issued Shares and the Additional Shares remain available for BRGO’s purchase during the First Refusal Right Period, (and to ensure that no Additional Shares are transferred or encumbered prior to vesting), the Selling Shareholders may NOT without the prior knowledge and written consent of BRGO, (a) sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly to any party other than another Selling Shareholder,  the 49,000 shares of Acquisition Sub,  the Issued Shares or the Additional Shares held thereby, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to any of the 49,000 shares of Acquisition Sub, the Issued Shares or the Additional Shares, or (b) enter into any swap or other arrangement that transfers to anyone other than a Selling Shareholder, in whole or in part, any of the economic benefits or consequences of ownership of the 49,000 shares of Acquisition Sub, the Issued Shares or the Additional Shares held thereby, whether any such transaction is to be settled by delivery of such securities, or otherwise. The foregoing Transfer Restrictions in this Section 3.3 expressly shall not prevent any Selling Shareholder from converting all or a portion of their Series B Preferred Shares into BRGO common stock per the terms and conditions of the Series B Preferred Certificate of Designation and the foregoing Transfer Restrictions in this Section 3.3 shall not apply to shares of BRGO common stock which are converted from Series B Preferred Shares by any Selling Shareholder.

Section 3.4  Legal Restrictions.  The Issued Shares have not been registered under the Securities Act or any state securities law or “blue sky” law. Under no circumstances may any holder of Issued Shares transfer the Issued Shares in a manner inconsistent with the Securities Act, Securities Exchange Act, any state securities or “blue sky” Law, or other Law applicable to the Issued Shares.

Section 3.5  Stock Legends. The 49,000 shares of Acquisition Sub, the Issued Shares and the Additional Shares will initially be held in book entry format, and evidenced by an 8-K filed by BRGO, and as evidenced by the Selling Shareholders being named in BRGO’s subsequent SEC filings.  If certificates are later issued to the Selling Shareholders in the future, any certificates representing such 49,000 shares of Acquisition Sub, the Issued Shares or the Additional Shares may bear any and all restrictive legends Purchaser deems necessary to properly communicate to holders of the 49,000 shares of Acquisition Sub, the Issued Shares or the Additional Shares, the transfer restrictions described in this Agreement or required by any Law.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Sellerhereby represents and warrants to the Purchaser as follows:

Section 4.1  Organization and Qualification.  The Seller is a corporation  duly organized, validly existing and in good standing under the laws of the State of Florida, has all requisite authority and power, Licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated by it, and is duly qualified to do business and in good standing in each jurisdiction in which it conducts business.

Section 4.2  Authority.  The Seller has all requisite authority and power (corporate and other), Licenses, authorizations, consents and approvals to enter into and deliver this Agreement and any of the other Transaction Documents, and to perform its obligations and consummate the transactions contemplated by this Agreement and the other Transaction Documents.  The Seller’s execution and delivery of this Agreement and the other Transaction Documents and the Seller’s performance of its obligations hereunder and thereunder and consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Seller and the Selling Shareholder.  The Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Person or Governmental Authority in order for the Parties to execute, deliver or perform this Agreement or the transactions contemplated hereby, except to the extent Seller has already done so. This Agreement and the Transaction Documents to which the Seller is a party have been duly and validly authorized and approved, executed and delivered by the Seller.

Section 4.3  Seller’s Organizational Documents and Financial Statements. 1. The Seller’s Organizational Documents are true and correct and represent the entirety of the agreements applicable to the Seller’s operations. The undersigned Selling Shareholders constitute the entirety of the Persons having an ownership interest, economic interest, voting interest or beneficial interest in Seller, and no other Person has the right to acquire such an interest, whether through a warrant, option, convertible debenture or bond, Contract or otherwise. There are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Seller is a party or by which it is bound obligating the Seller to issue, deliver or sell, or cause to be issued, delivered or sold, additional units or other equity interests in, or any security convertible or exercisable for or exchangeable into any unit of or other equity interest in, the Seller, or that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to Selling Shareholder. There are no registration rights, proxies, voting trust agreements or other agreements or understandings with respect to any of the Selling Shareholder’s rights or interests in the Seller.  The Seller’s income statements and statements of cash flows for the fiscal years ending December 31, 2018 and December 31, 2019, and December 31, 2020 will be prepared in accordance with generally accepted accounting principles consistently applied and that such financial statements fairly represent Seller’s financial condition at that time and the results of its operations for that period; and prior to the Closing of the Acquisition, any necessary audit(s) (the “Aphrodite’s Audits”) shall be performed and completed by a PCAOB registered auditing firm.

Section 4.4  Binding Obligations.  This Agreement and each of the Transaction Documents constitute the legal, valid and binding obligations of the Seller and Selling Shareholder enforceable against them in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

Section 4.5  No Conflicts.  The execution and delivery of this Agreement and the other Transaction Documents, and the consummation and performance by the Seller of the transactions contemplated this Agreement and the other Transaction Documents will not, directly or indirectly: (a) contravene, conflict with, or result in a violation of any provision of the Seller’s Organizational Documents, (b) contravene, conflict with or result in a violation of any Law, Order, charge or other restriction or decree applicable to the Seller or Selling Shareholder, or by which the Seller or Selling Shareholders, or any of its respective assets and properties are bound or affected, (c) contravene, conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, impair the rights appurtenant to the Transferred Assets, or alter the obligations of any Person under, or create in any Person the right to terminate, amend, accelerate or cancel, or require any notice, report or other filing (whether with a Governmental Authority or any other Person) pursuant to, or result in the creation of a Lien on any of the Transferred Assets under, any note, bond, mortgage, indenture, Contract, License, permit, franchise or other instrument or obligation with respect to the Transferred Assets; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights with respect to the Transferred Assets.

Section 4.6  Solvency.  The Seller has debts apart from the Assumed Liabilities, such as accounts payable or trade payable. Nevertheless, Seller is not insolvent and is able to meet all of its payment obligations as they come due. The fair market value of the Seller’s assets exceed the fair market value of its obligations, whether contingent or otherwise.

Section 4.7  No Brokers or Finders.  No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any agreement, action or commitment of Seller or any of its Affiliates to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

Section 4.8  Title to Acquired Assets.  Seller holds good and merchantable title to the Acquired Assets, subject only to the Assumed Liabilities, and free and clear of all Liens not expressly disclosed in Schedule “B”, and on the Closing Date, upon the issuance to the Selling Shareholder of the Issued Shares, will have conveyed to Purchaser, and Purchaser shall have, good and merchantable title to the Acquired Assets, free and clear of all Liens other than Liens created or granted by the Purchaser.  Upon consummation of the transactions contemplated by this Agreement, Purchaser will not be required to obtain any other asset or License or consent of any Person to use, alienate and encumber the Acquired Assets as Purchaser, in its sole discretion, desires.

Section 4.9  Intellectual Property.  Without limiting the generality of the foregoing: (a) Seller is the sole owner of all Intellectual Property related to the Acquired Assets, and has the exclusive right to use, all patents, trademark registrations, trade secrets and copyrights that are part of the Acquired Assets; (b) no patents, trademarks or copyrights relating to the Acquired Assets have been abandoned or cancelled, or are the subject of any invalidation, opposition or cancellation proceeding, and each is in full force and effect; (c)  Seller has not granted or licensed to any Person, any rights with respect to the Acquired Assets; (d) Seller’s Intellectual Property is sufficient for the operation of the business of Aphrodite’s; (e) the Seller’s Intellectual Property does not infringe, misappropriate, violate or dilute, and is not alleged to infringe, misappropriate, violate or dilute, any trademark, copyright, patent, moral right or other proprietary right of any Person, and the Seller has no Knowledge of any pending or threatened Legal Proceeding with respect thereto; (f) the Seller is not aware of any party infringing, misappropriating, or diluting the Seller’s rights with respect to the Acquired Assets; (g) the Seller has taken all action necessary to protect the Acquired Assets..

Section 4.10  Employees and Operations.  Seller has certain employees and operations other than those involving the ownership of the Acquired Assets. Until the Termination Date,

Seller will not engage in any operations or enter into any Contract for the business of Aphrodites.com, other than as required to consummate the transactions contemplated by this Agreement.

Section 4.11  Investment Representations.  Each of the Selling Shareholders:

(a)  will acquire their interest in the 49,000 shares of Acquisition Sub, the Issued Shares, and the Additional Shares, for investment for their own accounts, subject to the Vesting Period, and the Transfer Restrictions set forth in Article 3, and not with a view to the resale or distribution of any part thereof, and such Selling Shareholders have no present intention of selling or otherwise distributing such 49,000 shares of Acquisition Sub, the Issued Shares or the Additional Shares except as permitted by this Agreement, and in compliance with all Laws;

(b)  understands that their ownership of the Issued Shares may or may not result in profits or distributions to the Selling Shareholder;

(c)  has consulted with their tax and financial advisors, and understands the potential tax implications of acquiring a direct or indirect interest in the Issued Shares;

(d)  understands that the Issued Shares (i) are subject to the Vesting Period and Transfer Restrictions, and may not be sold except as permitted by this Agreement and in accordance with the Certificate of Designation, and applicable federal and state securities laws,  and (ii) are characterized as “restricted securities” under the Securities Act, acquired in a transaction not involving a registered offering in reliance upon exemptions from certain requirements of the Securities Act.

(e)  is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and the Vesting Period, and understands the resale limitations imposed thereby and by the Securities Act;

(f)  consents to the placement of a restrictive legend on any certificate or other document evidencing the Issued Shares as permitted by Section 3.4;

(g)  has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect such Person’s interests in connection with the transactions contemplated by this Agreement;

(h)  has consulted, to the extent that it has deemed necessary, with their tax, legal, accounting and financial advisors concerning the Issued Shares, and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the Issued Shares;

(i)  has had access to the SEC Reports, has been furnished or has had access to all public information relating to the Purchaser is sufficient for such Person to evaluate the risks of investing in the Purchaser by acquiring an interest in the Issued Shares; has been afforded the opportunity to ask questions of and receive answers concerning the Purchaser and the terms and conditions of this Agreement;

(j)  is not relying on any representations and warranties concerning the Purchaser or any officer, employee or agent of the Purchaser, other than those contained in this Agreement or the SEC Reports;

(k)  will not sell or otherwise transfer the Issued Shares, except as permitted by this Agreement, and either (A) the transfer of such securities is registered under the Securities Act or (B) an exemption from registration of such securities is available;

(l)  understands and acknowledges that the Purchaser is under no obligation to register, or maintain the registration of the Issued Shares under the Securities Act;

(m)  has confirmed that such Person’s address furnished in Schedule II is the principal residence if he is an individual or its principal business address if it is a corporation or other entity;

(n)  understands and acknowledges that the Issued Shares have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning the Purchaser that has been supplied to such Person and that any representation to the

(o)  is not acquiring its interest the Issued Shares in a transaction (or an element of a series of transactions) that is part of any plan or scheme to evade the registration provisions of the Securities Act.

Section 4.12  Disclosure.  No representation or warranty of the Seller contained in this Agreement and no statement or disclosure made by or on behalf of the Seller to the Purchaser pursuant to this Agreement or any other Transaction Document contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

Section 4.13  Continued Accuracy.  The foregoing representations and warranty will be true and correct on the Closing Date. The Seller’s acceptance of the Issued Shares shall constitute Seller’s confirmation, and certification by its manager, that the foregoing representations and warranties are true and correct as of the Closing Date.

Section 4.14  Reliance.  Seller and the Selling Shareholders understand that the issuance of the 49,000 shares of Acquisition Sub, the Issued Shares, and the Additional Shares is being made in reliance upon the truth and accuracy of the foregoing representations and warranties so that the Purchaser may determine the applicability and availability of various exemptions upon which the Purchaser is relying in issuing the 49,000 shares of Acquisition Sub, the Issued Shares, and the Additional Shares.

Section 4.15  Survival.  The Seller’s and the Selling Shareholder’s representations, warranties and agreements shall survive the execution and delivery of this Agreement and the Vesting Period described in Section 3.2.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser and BRGO each hereby represent and warrant to the Seller as follows:

Section 5.1  Organization and Qualification.  The Purchaser is a corporation recently formed by BRGO for the purpose of purchasing the Acquired Assets, and is duly organized, validly existing and in good standing under the laws of the state of Wyoming, has all requisite corporate authority and power, Licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated by it, and is duly qualified to do business and in good standing in each jurisdiction in which the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Purchaser.

Section 5.2  Authority.  The Purchaser has all requisite authority and power, Licenses, authorizations, consents and approvals to enter into and deliver this Agreement and any of the other Transaction Documents to which the Purchaser is a party, and any other certificate, agreement, document or instrument to be executed and delivered by the Purchaser in connection with the transactions contemplated by this Agreement and to consummate the transactions contemplated by this Agreement.  The Purchaser’s execution and delivery of this Agreement and the other Transaction and the Purchaser’s performance of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser.  The Purchaser does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Person or Governmental Authority in order for the Purchaser to execute, deliver or perform its obligations pursuant to this Agreement or the transactions contemplated hereby.  This Agreement and each of the Transaction Documents to which the Purchaser is a party has been duly and validly authorized and approved, executed and delivered by the Purchaser.

Section 5.3  Binding Obligations.  This Agreement and each of the Transaction Documents constitute the legal, valid and binding obligations of the Purchaser enforceable against it in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

Section 5.4  No Conflicts.  Neither the Purchaser’s execution or the delivery of this Agreement or any Transaction Document, nor the Purchaser’s consummation or performance of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Purchaser’s Organizational Documents, (b) contravene, conflict with or result in a violation of any Law, Order, charge or other restriction or decree of any Governmental Authority or any rule or regulation of the Principal Market applicable to the Purchaser or the Purchaser’s shareholders, or by which the Purchaser or any of its respective assets and properties are bound or affected, (c) contravene, conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, impair the rights of the Purchaser under, or alter the obligations of any Person under, or create in any Person the right to terminate, amend, accelerate or cancel, or require any notice, report or other filing (whether with a Governmental Authority or any other Person) pursuant to, or result in the creation of a Lien on any of the assets or properties of the Purchaser under, any note, bond, mortgage, indenture, Contract, License, permit, franchise or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or any of the Purchaser’s assets and properties are bound or affected; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Licenses, permits, authorizations, approvals, franchises or other rights held by the Purchaser or that otherwise relate to the business of, or any of the properties or assets owned or used by, the Purchaser.

Section 5.5  Organizational Documents.  The Purchaser has delivered or made available to Seller a true and correct copy of the Purchaser’s Organizational Documents, including its Articles of Incorporation and Articles of Amendment. The Purchaser is not in violation of any of the provisions of the Purchaser’s Organizational Documents.

Section 5.6  Capitalization.

(a)  The authorized capital stock of the Purchaser is 100,000 shares of common stock, all of which is issued and owned by BRGO.  The authorized capital stock of BRGO consists of 1,000,000,000 shares of common stock, par value $0.00001 and 51 Shares of Series A shares of preferred stock, par value $0.00001, as set forth in the Company’s latest public 10-Q and 10-K filings available at SEC.gov and as is available through a public record search of the Wyoming Secretary of State.  Series B and Series C Preferred Stock are being newly created for the Acquisition and no shares of Series B or Series C Preferred stock of BRGO have been issued or are outstanding.  All outstanding shares of the capital stock of the Purchaser and BRGO are, and all such shares that may be issued prior to the Closing Date will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Law applicable to Purchaser, or any Contract to which the Purchaser is a party or otherwise bound.

(b)  On the Closing Date, the Issued Shares will be duly authorized validly issued and fully paid, and will be non-assessable, have the rights, preferences and privileges specified, will be free of preemptive rights and will be free and clear of all Liens and restrictions, other than Liens created by the holder of such Issued Shares, and restrictions on transfer imposed by this Agreement, by the Purchaser’s Articles and Certificate of Designation, and the Securities Act.

Section 5.7  Compliance with Laws; Legal Proceedings.  The Purchaser’s business and operations have been and are being conducted, in all material respects, accordance with all applicable Laws and Orders.  There is no agreement, judgment or Order binding upon the Purchaser which has, or could reasonably be expected to have, the effect of prohibiting or materially impairing any current business practice of the Purchaser.

Section 5.8  No Brokers or Finders.  No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any agreement, action or commitment of Purchaser or any of its Affiliates to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

Section 5.9  Contracts.  The Purchaser is not in violation of or in default under any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect of the Purchaser.

Section 5.10  Tax Matters.

(a)  Tax Returns.  The Purchaser was formed recently, has not engaged in business operations and is not required to file a Tax Return.  BRGO has filed all Tax Returns required to be filed by or on behalf of the Purchaser, as applicable, and has paid all Taxes of the Purchaser, as applicable, required to have been paid (whether or not reflected on any Tax Return).  No Governmental Authority in any jurisdiction has made a claim, assertion or threat to the Purchaser that the Purchaser is or may be subject to taxation by such jurisdiction; there are no Liens with respect to Taxes on the Purchaser’s property or assets; and there are no Tax rulings, requests for rulings, or closing agreements relating to the Purchaser for any period (or portion of a period) that would affect any period after the date hereof.

(b)  No Adjustments, Changes.  Neither the Purchaser nor any other Person on behalf of the Purchaser (a) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (b) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law.

(c)  No Disputes.  Notwithstanding BRGO’s obligation to file its financial statements quarterly with the SEC, there is no pending audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes of the Purchaser, nor is any such claim or dispute pending or contemplated.

(d)  No Tax Allocation, Sharing.  The Purchaser is not and has not been a party to any Tax allocation or sharing agreement.

(e)  No Other Arrangements.  The Purchaser is not a party to any Contract or arrangement for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of Section 162(m), 280G or 404 of the Code.  The Purchaser is not a “consenting corporation” within the meaning of Section 341(f) of the Code.  The Purchaser does not have any “tax-exempt bond financed property” or “tax-exempt use property” within the meaning of Section 168(g) or (h), respectively of the Code.  The Purchaser does not have any outstanding closing agreement, ruling request, request for consent to change a method of accounting, subpoena or request for information to or from a Governmental Authority in connection with any Tax matter.  During the last two years, the Purchaser has not engaged in any exchange with a related party (within the meaning of Section 1031(f) of the Code) under which gain realized was not recognized by reason of Section 1031 of the Code.  The Purchaser is not a party to any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4.

Section 5.11  SEC Reports.

(a)  BRGO has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC, pursuant to the Exchange Act (the “SEC Reports”).

(b)  As of their respective dates, the SEC Reports and any registration statements filed by BRGO under the Securities Act (the “Registration Statements”) complied in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports or Registration Statements, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.12  Internal Accounting Controls.  BRGO maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 5.13  Transactions With Affiliates and Employees.  Except as disclosed in the SEC Reports, no officer, director, employee or stockholder of BRGO or any Affiliate of any such Person, has or has had, either directly or indirectly, an interest in any transaction with BRGO (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Person or, to the Knowledge of BRGO, any entity in which any such Person has an interest or is an officer, director, trustee or partner.

Section 5.14  Liabilities.  Purchaser has no liabilities in excess of $25,000, and there is no Legal Proceeding pending, or to the Knowledge of the Purchaser threatened against the Purchaser, that would reasonably be expected to give rise to any Liability.  The Purchaser is not a guarantor nor is otherwise liable for any debt or obligation of any other Person.

Section 5.15  Non-Public Information.  Neither BRGO, nor the Purchaser nor any Person acting on their behalf has provided the Seller or their respective agents or counsel with any information that the Purchaser believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by BRGO in a current report on Form 8-K filed by the Purchaser within four (4) Business Days after the Closing.

ARTICLE 6

ADDITIONAL AGREEMENTS

Section 6.1  Access to Information.  The Purchaser shall afford Seller its accountants, counsel and other representatives (including the Selling Shareholder), reasonable access, during normal business hours, to the properties, books, records and personnel of the Purchaser at any time prior to the Closing in order to enable Seller and the Selling Shareholder to obtain all information concerning the business, assets and properties, results of operations and personnel of the Purchaser as they may reasonably request.  No information resulting from such investigation shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Purchaser to consummate the transactions contemplated hereby.

Section 6.2  Legal Requirements.  The Parties shall take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including, without limitation, furnishing all information required in connection with approvals of or filings with any Governmental Authority, and prompt resolution of any litigation prompted hereby), and shall promptly cooperate with, and furnish information to, the other Parties to the extent necessary in connection with any such requirements imposed upon any of them in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE 7

POST CLOSING COVENANTS

Section 7.1  General.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.

Section 7.2  Litigation.  In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) the Acquired Assets; (ii) any transaction contemplated under this Agreement or (iii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that existed on or prior to the Closing Date involving the Purchaser or the Acquired Assets, each of the other Parties will cooperate with such Party and such Party’s counsel in the contest or defense, make available any personnel under their control, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

Section 7.3  Public Announcements.

BRGO shall file with the SEC a Form 8-K describing the material terms of the transactions contemplated hereby as soon as practicable following the Closing Date but in no event more than four (4) business days following the signing of this Asset Purchase Agreement, and another Form 8-K not more than four (4) business after the Closing.

ARTICLE 8

CONDITIONS TO CLOSING

Section 8.1  Conditions to Obligation of the Parties Generally.  The Parties shall not be obligated to consummate the transactions to be performed by each of them in connection with the Closing if, on the Closing Date, (i) any Legal Proceeding shall be pending or threatened before any Governmental Authority wherein an Order or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (ii) any Law or Order which would have any of the foregoing effects shall have been enacted or promulgated by any Governmental Authority.

Section 8.2  Seller’s Closing Conditions.  The Seller shall not be obligated to consummate the transactions contemplated by this Agreement unless:

(a)  All of the Purchaser’s representations and warranties of set forth in this Agreement are true and correct, in all material respects, as of the Closing Date, or the Seller specifically and expressly waives each untrue representation and warranty in writing;

(b)  Purchaser delivers to the Seller:

(i)  a closing certificate, dated the Closing Date, executed by an officer of the Purchaser, certifying the satisfaction of the conditions specified in 8.2;

(ii)  a certified copy of the Purchaser’s Articles of Incorporation, and a Certificate of Good Standing, each issued by the Secretary of State of Wyoming;

(iii)  a certificate duly executed by the Secretary of the Purchaser,  dated as of the Closing Date, and certifying (A) the resolutions as adopted by the Purchaser’s board of directors, in a form reasonably acceptable to the Seller, approving this Agreement and the Transaction Documents to which it is a party and the transactions contemplated hereby and thereby; (B) the Purchaser’s Organizational Documents, each as in effect at the Closing; and (C) the incumbency of each authorized officer of the Purchaser signing this Agreement and any other agreement or instrument contemplated hereby to which the Purchaser is a party;

(iv)  a statement from BRGO’s transfer agent regarding the number of issued and outstanding shares of BRGO Common Stock immediately before the Closing; and

(v)  A certificate representing the Issued Shares; and

(c)  All actions to be taken by the Purchaser in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Sellers.

Section 8.3  Purchaser’s Closing Conditions.

The Purchaser shall not be obligated to consummate the transactions contemplated by this Agreement unless:

(a)  All of the Seller’s representations and warranties of set forth in this Agreement are true and correct, in all material respects, as of the Closing Date, or the Purchaser specifically and expressly waives each untrue representation and warranty in writing;

(b)  Seller delivers to the Purchaser:

(i)  a closing certificate, dated the Closing Date, executed by an officer of the Seller, certifying the satisfaction of the conditions specified in Section 8.2;

(ii)  a certified copy of the Seller’s Articles of Incorporation, and a Certificate of Good Standing, each issued by the Secretary of State of the Seller’s jurisdiction of formation;

(iii)  a certificate duly executed by the Secretary of the Seller,  dated as of the Closing Date, and certifying (A) the resolutions as adopted by the Seller, in a form reasonably acceptable to the Purchaser, approving this Agreement and the Transaction Documents to which it is a party and the transactions contemplated hereby and thereby; (B) the Selling Shareholders’ Consent executed by of the Selling Shareholders to approve the consummation of the transactions contemplated by this Agreement; (C) the Seller’s Organizational Documents, each as in effect at the Closing; and (D) the incumbency of each manager of the Seller signing this Agreement and any other agreement or instrument contemplated hereby to which the Seller is a party;

(iv) an opinion from counsel to the Seller, stating that the Selling Shareholders are together the 100% owners of the Sellers, and have the right and authority to convey the Acquired Assets according to Schedule A attached hereto, which Purchaser, in its sole discretion deems sufficient to establish that Seller has title to the Acquired Assets; and

(iv)  all documents Purchaser reasonably deems necessary to effect a transfer of the Acquired Assets; and

(c)  All actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Purchaser.

ARTICLE 9

TERMINATION

Section 9.1  Grounds for Termination.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a)  by the mutual written agreement of the Parties;

(b)  upon written notice of termination from the Purchaser to the Seller if the Closing has not occurred on or prior to the Termination Date, unless the failure of the Closing to have occurred is attributable to a failure on the part of Purchaser to perform any material obligation to be performed by Purchaser pursuant to this Agreement at or prior to the Closing;

(c)  upon written notice of termination from the Seller to the Purchaser if the Closing has not occurred on or prior to the Termination Date, unless the failure of the Closing to have occurred is attributable to a failure on the part of Seller to perform any material obligation to be performed by Seller pursuant to this Agreement at or prior to the Closing;

(d)  by either Party, upon written notice of termination, if: (i) a Governmental Authority of competent jurisdiction shall have issued a final non-appealable Order, or shall have taken any other action having the effect of, permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, or (ii) if an event or condition renders it impossible to satisfy a condition precedent to the terminating Party’s obligation to consummate the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section shall not be available to a Party if such event was primarily due to the failure of such Party to perform any of its obligations under this Agreement;

Section 9.2  Procedure and Effect of Termination.  In the event of the termination of this Agreement each Party will return all documents, work papers and other material of the other Party relating to this Agreement and the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same; provided, that each Party may retain one copy of all such documents for archival purposes in the custody of its outside counsel and (b) all filings, applications and other submission made by any Party to any Person, including any Governmental Authority, in connection with the transactions contemplated hereby shall, to the extent practicable, be withdrawn by such Party from such Person.

Section 9.3  Surviving Provisions.  The following provisions shall survive the termination of this Agreement:

ARTICLE 10

SURVIVAL; INDEMNIFICATION

Section 10.1  Survival.  All representations, warranties, covenants, and obligations in this Agreement shall survive the Closing.  The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

Section 10.2  Indemnification by Seller and Jonathan Foltz.  Seller and Jonathan Foltz shall indemnify, defend and hold harmless the Purchaser, and its Representatives, from and against all costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (collectively, “Damages”) arising, directly or indirectly, from or in connection with: (a) any breach (or alleged breach) of any representation or warranty made by the Seller or the Selling Shareholders in this Agreement or any Transaction Document or in any certificate delivered by the Seller pursuant to this Agreement; or (b) any claim with respect to the Acquired Assets to the extent based upon events transpiring prior to the Closing Date. To secure Seller’s indemnification obligation hereunder, Seller hereby grants to Purchaser, effective as of the Closing Date, a continuing first priority security interest in and to the Issued Shares.

Section 10.3  Indemnification by Purchaser.  Purchaser shall indemnify, defend and hold harmless the Seller, and its Representatives, from and against all Damages arising, directly or indirectly, from or in connection with: (a) any breach (or alleged breach) of any representation or warranty made by the Purchaser in this Agreement or any Transaction Document or in any certificate delivered by Purchaser pursuant to this Agreement; or (b) any claim with respect to the Issued Shares to the extent based upon events transpiring prior to the Closing Date.

Section 10.4  Matters Involving Third Parties.

(a)  If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification by the another Party (the “Indemnifying Party”), then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(b)  Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c)  So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 10.4(b): (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(d)  In the event any condition in Section 10.4(b) is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article X.

Section 10.5  Exclusive Remedy.  The Parties acknowledge and agree that the indemnification provisions in this Article X hereof shall be the exclusive remedies of the Parties with respect to the transactions contemplated by this Agreement, other than for fraud and willful misconduct.

ARTICLE 11

MISCELLANEOUS PROVISIONS

Section 11.1  Expenses.  Except as otherwise expressly provided in this Agreement, each Party will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants.  In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

Section 11.2  Confidentiality.

(a)  The Parties will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from another Person in connection with this Agreement or the transactions contemplated by this Agreement, unless (a) such information is already known to such Party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such Party, (b) the use of such information is necessary or appropriate in making any required filing with the SEC, or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings, or (d) such information is contained in a press release or similar announcement approved by the Purchaser.  If the transactions contemplated by this Agreement are not consummated, each Party will return or destroy all of such written information each party has regarding the other Parties.

Section 11.3  Notices.  All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the Business Day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, two (2) Business Days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the Business Day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission or other electronic means, including email, on the Business Day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding Business Day.  If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender).  All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

If to Purchaser, to:	APHRODITE’S MARKETING, INC. 12 Daniel Road East Fairfield, NJ 07004 Attention: Berge Abajian Email: berge@bergio.com

If to the Seller, to:	DIGITAL AGE BUSINESS, INC. 7114 NW 48 Lane Coconut Creek, Florida 33073 Attention: Jonathan Foltz Email: jonathanfoltz55@gmail.com Email: Jonathan@digitalagebusiness.com
Copy to John Lowy: Email johnl@johnlowylaw.com

or such other addresses as shall be furnished in writing by any Party in the manner for giving notices hereunder.

Section 11.4  Further Assurances.  The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 11.5  Waiver.  The rights and remedies of the Parties are cumulative and not alternative.  Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 11.6  Entire Agreement and Modification.  This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.  This Agreement may not be amended except by a written agreement executed by the Party against whom the enforcement of such amendment is sought.

Section 11.7  Assignments, Successors, and No Third-Party Rights.  No Party may assign any of its rights under this Agreement without the prior consent of the other Parties.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties.  Except as set forth in Article XII hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 11.8  Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 11.9  Section Headings.  The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Article” or “Articles” or “Section” or “Sections” refer to the corresponding Article or Articles or Section or Sections of this Agreement, unless the context indicates otherwise.

Section 11.10  Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Unless otherwise expressly provided, the word “including” shall mean including without limitation.  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of such representation, warranty, or covenant.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

Section 11.11  Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 11.12  Specific Performance.  Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the U.S. or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11.13 below), in addition to any other remedy to which they may be entitled, at Law or in equity.

Section 11.13  Governing Law; Submission to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Wyoming without regard to conflicts of Laws principles.  Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of Wyoming, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.  Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11.3 above.  Nothing in this Section 11.13, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity.  Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 11.14  Waiver of Jury Trial.  EACH OF THE PARTIES HEREBY IRREVOCABLY WANES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signatures follow on next two pages]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

PURCHASER:

APHRODITE’S MARKETING, INC.

By:  ___________________________

      Berge Abajian, President

BRGO:

BERGIO INTERNATIONAL, INC.

By:  ___________________________

      Berge Abajian, Chief Executive Officer

SELLER:

DIGITAL AGE BUSINESS, INC.

By:  ___________________________

      Jonathan Foltz, President

SELLING SHAREHOLDERS:

Jonathan Foltz	Umer Hadeed

Tiffany Barzaga	Caroline Park

Erika Martinez	Reese Jones

Melissa Robinson	John B. Lowy

John Guercio

Schedule A

ACQUIRED ASSETS

•www.aphrodites.com

•https://treeoflife.aphrodites.com/

•www.pandorasboxinc.com

•shop.aphrodites.com

•deals.aphrodites.com

•Security Deposits (On Balance Sheet)

•Inventory

•Second Tier Inventory

•Loan to Hildz Mailom

•Chase Bank Account - Pandoras Box/ Aphrodites

•Non-exclusive digital copy of Email List & Klaviyo Account (1.8 million) Current and future additions)

•Aphrodite's Tradename Approval App. No. 90041747

•Shopify PLUS Access (Aphrodites.com)

•Shopify Developer Back End - Aphrodite's portion

•Shopify Premium Access (Tree of Life Site)

•Aphrodite's/Pandoras Box Stripe Account

•Aphrodite's/Pandoras Box Paypal Account

•SumTracker (Inventory Management system back end)

•Afterpay

•Clickfunnels Account & Back End

•Konnective System

•Office Space Leases

Schedule B

ASSUMED LIABILITIES

Approx outstanding debt:
	Clearbanc (1)	$215,500	% of Rev
	Shopify (1)	$393,000	% of Rev
	BCP (2)	$493,000	Weekly Payments
	EIDL Loan (2)	$150,000	30 year loan
	Nationwide (3)	$630,000	Short term loan from Family
	Global Funding Experts (2) 111,000 MCA Loans from BRGO to Jonathan Foltz (3) $135,000 plus interest Circadian Funding Fox Capital (2)	$118,777	MCA
	Circadian Funding Bizz Buzz (2)	$99,273

Rolling Credit Lines From Vendors
	Phaze-ownership transfer	$575,000	Inventory Credit Lines
	Effie-ownership transfer	$150,000	Inventory Credit Lines

Credit Cards (4)
	Amex Platinum	$260,000
	Visa Chase Business Preferred Ink	$190,000
	Mastercard AA	$500
	Amex/Schwab Investment Account	$49,000
	Amex/Blue	$0
	Visa Business Card	$30,000
	Visa Business Card	$9,000

Consulting Services	John Guercio-with Acquisition Sub	$60,000	$5k per month for consulting services

Shareholder loan to Jonathan Foltz		$113,500
DAB Operations Loan $55,200 Cash injections for operations between Jan 1 - Jan 31, 2021 (option chosen instead of getting a high interest MCA, which shall be paid off following the Second Financing)

Approx tax liabilities:	Estimated: $400k to $600k. BRGO agrees to pay up to a maximum cap of ($600,000) for all tax liabilities.		this is only an estimate and may be reduced significantly due to the current loss this year.

TOTAL COST OF LEASES (MONTHLY)		$9,200.00

(1) Transfer ownership and contract to Acquisition Sub.

(2) Fully paid at Closing, or transfer ownership and contract to Acquisition Sub.

(3) To be paid off over the nine months following Closing, with the loan to Jonathan Foltz’ father receiving an initial payment of $50,000, while the remaining loan balance will be subject to a 15% interest rate cap.

(4) All credit cards will be paid off in full, on or before each due date, following the second tranche of funding from BRGO’s new S-1 Registration Statement according to a draw down schedule agreed to by the Parties established following the second tranche.  New credit cards will be obtained by Aphrodite’s Marketing, Inc., or BRGO, as soon as possible after Closing, to replace existing credit cards.

Schedule C

Certificate of Designation for Series B Preferred Stock

[AMENDED ON FEBRUARY 11, 2021 AS

ATTACHED AS SCHEDULE AMENDMENT-C

THERETO]

Schedule D

ADJUSTED REVENUE, GROSS PROFIT AND EBITDA PROJECTIONS FOR ACQUISITION SUB IN CALENDAR YEAR 2021 AND 2022

2021 Adjusted Figures for Income Statement

Gross Revenue	$18,325,092.12
Discounts, Promotions, Returns	$(1,887,484.49)
Net Revenue	$16,437,607.63

Cost of Goods Sold	$3,665,018.42
Gross Profit	$12,772,589.21
Gross Margin	80%

2022 Adjusted Figures for Income Statement

Gross Revenue	$32,416,341.69
Discounts, Promotions, Returns	$3,338,883.194
Net Revenue	$29,077,458.50

Cost of Goods Sold	$5,815,491.70
Gross Profit	$23,261,966.80
Gross Margin	80%

The Gross Revenue figures above shall be adjusted upward in an amount equal to any funding provided by BRGO or its affiliates, which is above the $5,000,000 agreed to in Section 2.2.1 “Financing”.

Schedule E

ADDITIONAL SERIES B PREFERRED STOCK TO BE ISSUED (UP TO A MAXIMUM OF 49 SHARES) TO SELLING SHAREHOLDERS IF THE PROJECTIONS FOR CALENDAR YEAR 2021 AND 2022 ABOVE ARE MET:

A two-year vesting period from the date of issuance

applies to all additional equity below:

2.5% if Acquisition Sub reaches $18,325,000.00 in gross revenue in Calendar Year 2021

5% if Acquisition Sub reaches $20,825,000.00 in gross revenue in Calendar Year 2021

7.5% if Acquisition Sub reaches $23,325,000.00 in gross revenue in Calendar Year 2021

2.5% if Acquisition Sub reaches $32,400,000 in gross revenue in Calendar Year 2022

5% if Acquisition Sub reaches $34,900,000.00 in gross revenue in Calendar Year 2022

7.5% if Acquisition Sub reaches $37,400,000.00 in gross revenue in Calendar Year 2022

The Gross Revenue figures above shall be adjusted upward in an amount equal to any funding provided by BRGO or its affiliates, which is above the $5,000,000 agreed to in Section 2.2.1 “Financing”.

BRGO and Sellers agree to review Acquisition Sub’s calendar 2021 audited revenues in January, 2022, for the purpose of determining whether or not additional capital is needed in order for Acquisition Sub to achieve the 2022 sales  benchmarks in this Agreement.

Schedule F

Key Employees/Employment Agreements

[TO BE PROVIDED UPON CLOSING]

Schedule G

Certificate of Designation for

Southridge’s Series C Preferred Stock

BERGIO INTERNATIONAL, INC.

SERIES C 2% CONVERTIBLE PREFERRED STOCK TERMS

Section 1. Designation, Amount and Par Value.

The series of preferred stock shall be designated as the Series C 2% Convertible Preferred Stock (the "Series C Preferred Stock"), and the number of shares so designated and authorized shall be Five (5). Each share of Series C Preferred Stock shall have a par value of $0.00001 per share and a stated value of $100 per share (the "Stated Value").

Section 2. Dividends.

(a)  Holders of Series C Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall accrue, quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, commencing on the Issuance Date, cumulative dividends on the Series C Preferred Stock at the rate per share (as a percentage of the Stated Value per share) equal to two percent (2%) per annum on the Stated Value, payable in additional shares of Series C Preferred Stock. The party that holds the Series C Preferred Stock on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such dividend payment date, without regard to any sale or disposition of such Series C Preferred Stock subsequent to the applicable record date but prior to the applicable dividend payment date.

(b)  So long as any shares of Series C Preferred Stock remain outstanding, neither the Company nor any subsidiary thereof shall, without the consent of the Holders of eighty percent (80%) of the shares of Series C Preferred Stock then outstanding (the "Requisite Holders), redeem, repurchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 7), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities.

Section 3. Voting Rights; Negative Covenants.

Each holder of the Series C Preferred Stock shall have the right to vote on any matter that may from time to time be submitted to the Company's shareholders for a vote, on an as-converted basis, either by written consent or by proxy. So long as any shares of Series C Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of the Requisite Holders, (a) alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock, (b) alter or amend this

Certificate of Designation, (c) amend its certificate of incorporation, bylaws or other charter documents so as to affect adversely any rights of any Holders of the Series C Preferred Stock, (d) increase the authorized or designated number of shares of Series C Preferred Stock, (e) apart from shares issued as a dividend pursuant to Section 2 (a), issue any additional shares of Series C Preferred Stock (including the reissuance of any shares of Series C Preferred Stock converted for Common Stock) or (f) enter into any agreement with respect to the foregoing.

Section 4. Liquidation.

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary or a Sale (as defined below) (a "Liquidation"), the holders of the Series C Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series C Preferred Stock an amount equal to the Stated Value plus all accrued but unpaid dividends per share, whether declared or not, and all other amounts in respect thereof then due and payable prior to any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series C Preferred Stock shall be distributed among the holders of Series C Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder of Series C Preferred Stock. A "Sale" shall mean a sale of the majority of assets, a merger (other than where the Company is the surviving entity) or consolidation by the Company with another corporation or other entity.

Section 5. Conversion.

(a)  Conversion at Option of Holder. Each share of Series C Preferred Stock shall be convertible into 1% of the total issued and outstanding shares of the Company’s Common Stock (as determined at the earlier of (i) the date of Conversion of the Series C Preferred Stock; and (ii) eighteen (18) months following February 8, 2021) ("Conversion Ratio"), at the option of a Holder, at any time and from time to time, from and after the issuance of the Series C Preferred Stock, except that such conversion will automatically be adjusted so that the Holder’s total beneficial ownership does not exceed greater than 9.99% of the issued and outstanding shares of the Company’s Common Stock.  A Holder shall affect a conversion by surrendering to the Company the original certificate or certificates representing the shares of Series C Preferred Stock to be converted to the Company, together with a completed form of conversion notice attached hereto as Exhibit B (the "Conversion Notice"). Each Conversion Notice shall specify the number of shares of Series C Preferred Stock to be converted, the date on which such conversion is to be affected, which date may not be prior to the date the Holder delivers such Conversion Notice (the "Conversion Date"). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is delivered pursuant to this Section 5(a).  Subject to Section 5(b) hereof, each Conversion Notice, once given, shall be irrevocable.

(b)  The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series C Preferred Stock, as herein provided, free from preemptive rights or any other actual or contingent purchase rights of persons other than the holders of Series C Preferred Stock, not less than 100% of such number of shares of Common Stock as shall be issuable (taking into account the adjustments and restrictions of sub-section (b) upon the conversion of all outstanding shares of Series C Preferred Stock hereunder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and non-assessable.

(c )  Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted and unless waived by the Holder of the Series C Preferred Stock, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the Holder of a share of Series C Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(d)  The issuance of certificates for shares of Common Stock on conversion of Series C Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series C Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(e) Shares of Series C Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated preferred stock.

(f) Any and all notices or other communications or deliveries to be provided by the Holders of the Series C Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered by facsimile, sent by a nationally recognized overnight courier service, or sent by certified or registered mail, postage prepaid, addressed to the attention of the President of the Company at the facsimile telephone number or address of the principal place of business of the Company. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each Holder of Series C Preferred Stock at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:00 p.m. (New York time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (iii) four days after deposit in the United States mails, (iv) the Business Day (as defined in Section 7) following the date of mailing, if send by nationally recognized overnight courier service, or (v) upon actual receipt by the party to whom such notice is required to be given.

Schedule H

Promissory Notes

PROMISSORY NOTE

$50,000.00	January 22, 2021

FOR VALUE RECEIVED, the undersigned, Jonathan Foltz, a Florida resident (“Maker”), hereby promises to pay to Bergio International, Inc., a Wyoming corporation located at 12 Daniel Road, East Fairfield, New Jersey, 07004 (“Payee”), in lawful money of the United States of America and in immediately available funds, at Payee’s address or at such other place as Payee may from time to time designate in writing, the aggregate principal sum of Fifty Thousand Dollars ($50,000.00) (the “Principal Amount”), together with interest, in accordance with the following terms:

1.  Interest Rate and Calculation.

1.1  Except as otherwise provided in this Promissory Note (the “Note”), commencing on the date of this Note and continuing until such time as all principal, interest and other amounts outstanding hereunder are paid in full, interest shall accrue on the Principal Amount outstanding from time to time at an annual rate equal to Twelve (10%) percent simple interest (the “Interest Rate”).

1.2  Interest on this Note shall be calculated on the basis of a three hundred sixty-five (365) day year factor applied to the actual days on which there exists an unpaid principal balance due under this Note.

2.  Repayment.

2.1  This Note shall mature, and the entire Principal Amount, and all accrued but unpaid interest and all other amounts due hereunder, shall become due and payable upon the time of the closing of the acquisition/funding. If the Acquisition does not close, the note shall be payable One (1) Year from the date of this Note (the “Maturity Date”).

3.  Application of Payments.  Each payment made pursuant to this Note shall be applied in the following order: to accrued but unpaid interest; and to repayment of the outstanding Principal Amount.

4.  Conversion into Equity.  Not Applicable.

5.  Miscellaneous.

5.1  Applicable Law. This Note shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to principles of conflicts of laws.

5.2  Notices.  All notices, requests, demands and other communications required or permitted to be given to Maker under this Note shall be in writing and shall be deemed to have been duly given if hand-delivered, delivered by delivery service that provides evidence of delivery, or mailed by certified or registered mail, postage pre-paid to Maker at 7114 NW 48 Lane, Coconut Creek, Florida 33073 or to such other address as the Maker may designate in writing in accordance herewith.  Notices to Payee shall be sent to the address listed above herein.  A notice shall be effective when delivered, if delivered personally or by delivery service, or three (3) business days after being mailed.

5.3  Amendment; Waiver.  No amendment, modification or waiver of this Note shall be binding unless executed in writing by Maker and Payee, or in the case of a waiver, by the party granting such waiver.  No waiver of any provision of this Note shall constitute a waiver of any other provision of this Note, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in a writing executed by the party granting such waiver.

5.4  Successors and Assigns.  This Note shall be binding upon, and shall inure to the benefit of, Maker and Payee, and their respective heirs, personal representatives, successors and permitted assigns.

5.5  Jurisdiction; Venue; Waiver of Jury Trial.  Any suit involving any dispute or matter arising under this Note may only be brought in the United States District Court for the District of New Jersey or any New Jersey State Court sitting in the County having jurisdiction over the subject matter of the dispute or matter.  Each party hereby consents to the exercise of personal jurisdiction by any such court with respect to any such proceeding.  EACH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ANY AND ALL RIGHTS TO A JURY TRIAL IN ANY PROCEEDING INVOLVING ANY DISPUTE OR MATTER ARISING UNDER THIS NOTE.

5.6  Severability.  If any provision or part of any provision of this Note shall for any reason be held invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions or the remaining part of any effective provisions of this Note, and this Note shall be construed as if such invalid, illegal or unenforceable provision or part thereof had never been contained herein, but only to the extent of its invalidity, illegality or unenforceability.

IN WITNESS WHEREOF, Maker has executed this Note under seal as of the ___ day of January, 2021.

MAKER

__________________________

Jonathan Foltz

PROMISSORY NOTE

$35,000.00	January 27, 2021

FOR VALUE RECEIVED, the undersigned, Jonathan Foltz, a Florida resident (“Maker”), hereby promises to pay to Bergio International, Inc., a Wyoming corporation located at 12 Daniel Road, East Fairfield, New Jersey, 07004 (“Payee”), in lawful money of the United States of America and in immediately available funds, at Payee’s address or at such other place as Payee may from time to time designate in writing, the aggregate principal sum of Thirty-Five Thousand Dollars ($35,000.00) (the “Principal Amount”), together with interest, in accordance with the following terms:

1.  Interest Rate and Calculation.

1.1  Except as otherwise provided in this Promissory Note (the “Note”), commencing on the date of this Note and continuing until such time as all principal, interest and other amounts outstanding hereunder are paid in full, interest shall accrue on the Principal Amount outstanding from time to time at an annual rate equal to Twelve (10%) percent simple interest (the “Interest Rate”).

1.2  Interest on this Note shall be calculated on the basis of a three hundred sixty-five (365) day year factor applied to the actual days on which there exists an unpaid principal balance due under this Note.

2.  Repayment.

2.1  This Note shall mature, and the entire Principal Amount, and all accrued but unpaid interest and all other amounts due hereunder, shall become due and payable upon the time of the closing of the acquisition/funding. If the Acquisition does not close, the note shall be payable One (1) Year from the date of this Note (the “Maturity Date”).

3.  Application of Payments.  Each payment made pursuant to this Note shall be applied in the following order: to accrued but unpaid interest; and to repayment of the outstanding Principal Amount.

4.  Conversion into Equity.  Not Applicable.

5.  Miscellaneous.

5.1  Applicable Law. This Note shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to principles of conflicts of laws.

5.2  Notices.  All notices, requests, demands and other communications required or permitted to be given to Maker under this Note shall be in writing and shall be deemed to have been duly given if hand-delivered, delivered by delivery service that provides evidence of delivery, or mailed by certified or registered mail, postage pre-paid to Maker at 7114 NW 48

Lane, Coconut Creek, Florida 33073 or to such other address as the Maker may designate in writing in accordance herewith.  Notices to Payee shall be sent to the address listed above herein.  A notice shall be effective when delivered, if delivered personally or by delivery service, or three (3) business days after being mailed.

5.3  Amendment; Waiver.  No amendment, modification or waiver of this Note shall be binding unless executed in writing by Maker and Payee, or in the case of a waiver, by the party granting such waiver.  No waiver of any provision of this Note shall constitute a waiver of any other provision of this Note, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in a writing executed by the party granting such waiver.

5.4  Successors and Assigns.  This Note shall be binding upon, and shall inure to the benefit of, Maker and Payee, and their respective heirs, personal representatives, successors and permitted assigns.

5.5  Jurisdiction; Venue; Waiver of Jury Trial.  Any suit involving any dispute or matter arising under this Note may only be brought in the United States District Court for the District of New Jersey or any New Jersey State Court sitting in the County having jurisdiction over the subject matter of the dispute or matter.  Each party hereby consents to the exercise of personal jurisdiction by any such court with respect to any such proceeding.  EACH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ANY AND ALL RIGHTS TO A JURY TRIAL IN ANY PROCEEDING INVOLVING ANY DISPUTE OR MATTER ARISING UNDER THIS NOTE.

5.6  Severability.  If any provision or part of any provision of this Note shall for any reason be held invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions or the remaining part of any effective provisions of this Note, and this Note shall be construed as if such invalid, illegal or unenforceable provision or part thereof had never been contained herein, but only to the extent of its invalidity, illegality or unenforceability.

IN WITNESS WHEREOF, Maker has executed this Note under seal as of the ___ day of January, 2021.

MAKER

__________________________

Jonathan Foltz

PROMISSORY NOTE

$50,000.00	February 5, 2021

FOR VALUE RECEIVED, the undersigned, Jonathan Foltz, a Florida resident (“Maker”), hereby promises to pay to Bergio International, Inc., a Wyoming corporation located at 12 Daniel Road, East Fairfield, New Jersey, 07004 (“Payee”), in lawful money of the United States of America and in immediately available funds, at Payee’s address or at such other place as Payee may from time to time designate in writing, the aggregate principal sum of Fifty Thousand Dollars ($50,000.00) (the “Principal Amount”), together with interest, in accordance with the following terms:

1.  Interest Rate and Calculation.

1.1  Except as otherwise provided in this Promissory Note (the “Note”), commencing on the date of this Note and continuing until such time as all principal, interest and other amounts outstanding hereunder are paid in full, interest shall accrue on the Principal Amount outstanding from time to time at an annual rate equal to Twelve (10%) percent simple interest (the “Interest Rate”).

1.2  Interest on this Note shall be calculated on the basis of a three hundred sixty-five (365) day year factor applied to the actual days on which there exists an unpaid principal balance due under this Note.

2.  Repayment.

2.1  This Note shall mature, and the entire Principal Amount, and all accrued but unpaid interest and all other amounts due hereunder, shall become due and payable upon the time of the closing of the acquisition/funding. If the Acquisition does not close, the note shall be payable One (1) Year from the date of this Note (the “Maturity Date”).

3.  Application of Payments.  Each payment made pursuant to this Note shall be applied in the following order: to accrued but unpaid interest; and to repayment of the outstanding Principal Amount.

4.  Conversion into Equity.  Not Applicable.

5.  Miscellaneous.

5.1  Applicable Law. This Note shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to principles of conflicts of laws.

5.2  Notices.  All notices, requests, demands and other communications required or permitted to be given to Maker under this Note shall be in writing and shall be deemed to have been duly given if hand-delivered, delivered by delivery service that provides evidence of delivery, or mailed by certified or registered mail, postage pre-paid to Maker at 7114 NW 48

Lane, Coconut Creek, Florida 33073 or to such other address as the Maker may designate in writing in accordance herewith.  Notices to Payee shall be sent to the address listed above herein.  A notice shall be effective when delivered, if delivered personally or by delivery service, or three (3) business days after being mailed.

5.3  Amendment; Waiver.  No amendment, modification or waiver of this Note shall be binding unless executed in writing by Maker and Payee, or in the case of a waiver, by the party granting such waiver.  No waiver of any provision of this Note shall constitute a waiver of any other provision of this Note, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in a writing executed by the party granting such waiver.

5.4  Successors and Assigns.  This Note shall be binding upon, and shall inure to the benefit of, Maker and Payee, and their respective heirs, personal representatives, successors and permitted assigns.

5.5  Jurisdiction; Venue; Waiver of Jury Trial.  Any suit involving any dispute or matter arising under this Note may only be brought in the United States District Court for the District of New Jersey or any New Jersey State Court sitting in the County having jurisdiction over the subject matter of the dispute or matter.  Each party hereby consents to the exercise of personal jurisdiction by any such court with respect to any such proceeding.  EACH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ANY AND ALL RIGHTS TO A JURY TRIAL IN ANY PROCEEDING INVOLVING ANY DISPUTE OR MATTER ARISING UNDER THIS NOTE.

5.6  Severability.  If any provision or part of any provision of this Note shall for any reason be held invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions or the remaining part of any effective provisions of this Note, and this Note shall be construed as if such invalid, illegal or unenforceable provision or part thereof had never been contained herein, but only to the extent of its invalidity, illegality or unenforceability.

IN WITNESS WHEREOF, Maker has executed this Note under seal as of the ___ day of February, 2021.

MAKER

__________________________

Jonathan Foltz

Schedule I

List of Selling Shareholders’ Ownership in Seller

and Corresponding Breakdown of Share Issuances Upon Closing

[AMENDED ON FEBRUARY 11, 2021 AND

ATTACHED AS SCHEDULE AMENDMENT-I THERETO]